Mitcham Industries, Inc.
Stock Awards Plan

Form of Performance Award

Grantee:	—
Date of Grant:	—

1. Notice of Grant. I am pleased to inform you that you have been granted a Performance Award pursuant to the Mitcham Industries, Inc. Stock Awards Plan (the “Plan”) as more fully described in paragraph 2 hereof.

2. Determination of Performance Award Amount. The amount of the Performance Award is comprised of three components which, subject to the achievement of the performance criteria and the discretion of the Compensation Committee of the Board of Directors of Mitcham Industries, Inc. (the “Company”) as described below, in total may equal up to 100% of your Base Salary, which amount is $     . The total amount of the Performance Award shall be the sum of the amounts determined in paragraphs 2(a), 2(b) and 2(c).

(a) Initial Threshold. Should the Company’s Pre-tax Income be equal to or greater than 90% of Targeted Pre-tax Income for the Fiscal Year ended, you will be entitled to a Performance Award in the amount of 20% of your Base Salary, or $     .

(b) Incentive Pool. Should the Company’s Pre-tax Income for the fiscal year ended January 31, 2008 be greater than the Targeted Pre-Tax Income you will be entitled to an additional Performance Award equal to your Pro-Rata Share of the Incentive Pool, up to an amount equal to 55% of your base salary, or $     .

(c) Discretionary Amount. The Compensation Committee of the Company’s Board of Directors may, at their sole discretion, make an additional Performance Award for this Fiscal Year in any amount up to 25% of your Base Salary, or $     , without consideration of the achievement of any specific performance criteria.

3. Payment of Performance Award. Two-thirds of the amounts determined pursuant to paragraphs 2(a) and 2(b) and all of the amounts determined pursuant to paragraph 2(c) shall be paid in cash on May 15, 2008. The remaining amount of this Performance Award shall be paid in Phantom Stock. Such Phantom Stock shall have terms as per the attached Form of Phantom Stock Award Agreement and shall be issued as of the date of the cash payments made pursuant to this paragraph. The number of shares of Phantom Stock to be issued shall be determined based on the closing price of the Company’s common stock on the date the cash portion of the Performance Award is paid. The closing price shall be the NASDAQ Official Closing Price for that date or, if the NASDAQ Stock Market is not open on that date, the next previous date on which the market was open. You must be employed by the Company or an Affiliate on the date the cash portion of the Performance Award is paid in order to receive any payment pursuant to this Performance Award.

4. Nontransferability of Performance Award. You may not sell, transfer, pledge, exchange, hypothecate or dispose of the Performance Award in any manner otherwise than by will or by the laws of descent or distribution.

5. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Performance Award constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Performance Award is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

6. Withholding of Tax. All cash payments pursuant to this Performance Award shall be subject to any withholding tax obligations to which the Company or an Affiliate are subject. To the extent that the grant or vesting of a Phantom Share results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, which, with the consent of the Committee, may include withholding a number of Shares that would otherwise be delivered on vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law. No delivery of Shares shall be made under this Performance Award until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate.

7. Amendment. This Performance Award may be modified only by a written agreement signed by you and an officer of the Company who is expressly authorized by the Company to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this grant, in writing, without your consent if such change is not adverse to your rights under this Performance Award.

8. Definitions.

(a) Targeted Pre-tax Income –For the Fiscal Year such amount is      .

(b) Pre-tax Income – Income before income taxes, or such other comparable caption, as reported in the Company’s Annual Report on Form 10-K for the Fiscal Year. Should such reported amount not reflect amounts related to all Performance Awards payable for the Fiscal Year, the reported amount will be adjusted by the Compensation Committee so as to reflect as compensation expense the total of all such Performance Awards. By way of example and in order to avoid confusion, Pre-tax Income for purposes of this Performance Award shall reflect as compensation expense amounts due pursuant to this and all similar Performance Awards granted by the Company to other participants, whether or not such amounts have been accrued in the financial statements included in Form 10-K for the Fiscal Year.

(c) Incentive Pool – If Pre-tax Income is greater than Targeted Pre-tax Income, an amount equal to the product of (a) 20% and (b) the difference between Pre-tax income and Targeted Pre-tax Income. If Pre-tax Income is equal to or less than Targeted Pre-tax Income, the amount of the Incentive Pool shall be zero.

(d) Pro-rata Share of Incentive Pool – That portion of the Incentive Pool determined by multiplying the amount of the Incentive Pool by a fraction determined based upon your Base Salary divided by the base salary of all other recipients of Performance Awards for the Fiscal Year. However, in no case will your Pro-rata Share of the Incentive Pool exceed 55% of your Base Salary.

(e) Base Salary – For purposes of this Performance Award, your Base Salary is $     .

(f) Fiscal Year – The Company’s fiscal year ending January 31, 2008.

9. Administration. The Audit Committee of the Company’s Board of Directors shall have full and complete authority to resolve any uncertainty or dispute as to amounts determined pursuant to this Performance Award.

10. General. This Performance Award is granted under and governed by the terms and conditions of the Plan and this Performance Award. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Award.

MITCHAM INDUSTRIES, INC.

By:
Name:
Title: